Iomega Corporation
                                 1998 Bonus Plan

The 1998 Bonus Plan ("Plan") for the Chief Executive Officer, Executive Group and Key Contributors of Iomega Corporation (the "Company") is as follows:

1.    Definitions

For purposes of the Plan, the following terms shall have the following meanings:

"Executive Group" means the senior executives of the Company listed in Appendix A and such additional executives as the Chief Executive Officer of the Company ("CEO") shall designate.

"Executives" means the members of the Executive Group.

"Key Contributors" means employees who perform management or management-equivalent duties and responsibilities, who are designated to participate in the Plan based on their performance and their contributions to the Company.

"Gross Salary" means the gross salary (before bonus) paid during fiscal 1998 to salary-based employees of the Company.

2.    Bonus for Chief Executive Officer

The Chief Executive Officer's incentive target shall be at the discretion of the Board of Directors, generally based upon the same (financial/operational excellence) criteria as other Executive participants.

3.  Bonus for Executive Group and Key Contributors

Each Executive and Key Contributor shall be assigned a target annual bonus which shall be a percentage of his/her Gross Salary. It is expected that approximately 30 Executives and 400 Key Contributors will participate in the plan in 1998.

The 1998 Plan will utilize a formula, comprised of three performance-related components to determine the annual payout: Program Financial Performance (50%), Operational Excellence Performance (50%) and an Individual Performance Modifier (up to 150%). At year-end, the Board of Directors will determine the actual percentage payout for both the Program Financial Performance and Operational Excellence Performance. These percentages will be used to determine an individuals actual payout.

         PROGRAM FINANCIAL PERFORMANCE - The Company's year end financial performance in relation to financial goals will be reviewed by the Board of Directors and if appropriate, program payouts will be made.

         OPERATIONAL EXCELLENCE PERFORMANCE - Throughout the year, the following initiatives will be tracked via metrics and the year end score will be determined by the Board of Directors ranging from 0 to 200%. This score will apply to all participants in the plan. The Operational Excellence score will be based on five key initiative areas which will make up 50% of an individual's total target bonus and will generally be split 75% / 25% into the two categories indicated below:

         75% WARRANTY - product/service quality, customer satisfaction, product recall, stop shipments
                  ASSET MANAGEMENT - sales forecast, cycle time / build to order, capital asset requests, information integrity
                  PLC COMPLIANCE - gates passed, engineering change notices processed, prd definition, concurrent engineering Organization BUILDING - key hires, communications, training/certification, critical turnover.

         25% Six Sigma - results per project, leadership, certification, average projects

         INDIVIDUAL PERFORMANCE MODIFIER - In order to better tie an individual's performance to the Plan, an individual performance modifier will be utilized. The individual modifier scores can range from 0 to 150%. The individual performance modifier score will only be applied to the Operational Excellence Performance Component of Key Contributor Participants in the Plan. The individual performance modifier will not apply to Executive Group participants.

3.    Profit Sharing Program

The quarterly financial performance of Iomega will be reviewed by the Board of Directors and if appropriate, the Company may make profit sharing awards to full-time regular employees who do not participate in any incentive bonus plan or sales commission plan. Profit sharing awards, if made, will generally be paid quarterly on the basis of achievement of specified quarterly results. Profit sharing payments are targeted at 5% of a participating employee's Gross Salary and the maximum payment percentage shall not exceed 7.5% of a participating employee's Gross Salary.


4.    CEO's Discretionary Authority

The CEO shall have the authority to allocate bonuses and profit sharing payments payable pursuant to the Plan among the Executive Group, Key Contributors and Company employees participating in the Profit Sharing Program, including the authority to allocate more or less than the maximum amount otherwise payable under the Plan if he or she determines, in his or her discretion, that such action is in the best interest of the Company.

The CEO is also authorized to pay a discretionary bonus up to a maximum aggregate amount of $2.0 million to professional personnel who are not participants in the Key Contributor Program and "Spot Awards" primarily to employees who are not classified as executives under the Plan as special recognition for outstanding performance. These awards will be limited if the Company does not perform profitably. The CEO shall report quarterly to the Board of Directors and the Compensation Committee the aggregate amounts of any discretionary bonuses awarded for outstanding performance.